EXHIBIT 99.1

August 25, 2026
Victor H. Mendelson (305) 374-1745 ext. 7590
Carlos L. Macau, Jr. (954) 987-4000 ext. 7570

HEICO CORPORATION REPORTS RECORD NET INCOME (UP 33%) ON RECORD OPERATING INCOME (UP 34%) AND RECORD NET SALES (UP 23%) FOR THE THIRD QUARTER OF FISCAL 2026

Consolidated Quarterly Organic Net Sales Growth Reaches 14%

HOLLYWOOD, FL and MIAMI, FL -- HEICO CORPORATION (NYSE: HEI.A) (NYSE: HEI) today reported an increase in net income of 33% to a record $235.4 million, or $1.67 per diluted share, in the third quarter of fiscal 2026, up from $177.3 million, or $1.26 per diluted share, in the third quarter of fiscal 2025. Net income increased 31% to a record $659.4 million, or $4.67 per diluted share, in the first nine months of fiscal 2026, up from $502.1 million, or $3.57 per diluted share, in the first nine months of fiscal 2025.

Net sales increased 23% to a record $1,413.1 million in the third quarter of fiscal 2026, up from $1,147.6 million in the third quarter of fiscal 2025. Operating income increased 34% to a record $355.2 million in the third quarter of fiscal 2026, up from $265.0 million in the third quarter of fiscal 2025. The Company's consolidated operating margin improved to 25.1% in the third quarter of fiscal 2026, up from 23.1% in the third quarter of fiscal 2025.

Net sales increased 21% to a record $3,967.3 million in the first nine months of fiscal 2026, up from $3,275.6 million in the first nine months of fiscal 2025. Operating income increased 30% to a record $965.5 million in the first nine months of fiscal 2026, up from $740.0 million in the first nine months of fiscal 2025. The Company's consolidated operating margin improved to 24.3% in the first nine months of fiscal 2026, up from 22.6% in the first nine months of fiscal 2025.

EBITDA increased 31% to $415.2 million in the third quarter of fiscal 2026, up from $316.4 million in the third quarter of fiscal 2025. EBITDA increased 28% to $1,135.5 million in the first nine months of fiscal 2026, up from $888.1 million in the first nine months of fiscal 2025. See our reconciliation of net income attributable to HEICO to EBITDA at the end of this press release.

-more-

Consolidated Results

Eric A. Mendelson and Victor H. Mendelson, HEICO’s Co-Chairmen and Co-Chief Executive Officers, commented on the Company's third quarter results stating, "HEICO continued its excellent growth, with record quarterly net income, operating income and net sales supported by 14% consolidated organic net sales growth and contributions from our profitable fiscal 2026 and 2025 acquisitions.

Cash flow provided by operating activities increased 49% to $345.3 million in the third quarter of fiscal 2026, up from $231.2 million in the third quarter of fiscal 2025. We continue to forecast strong cash flow from operations for fiscal 2026.

Our total debt to net income attributable to HEICO ratio improved to 3.00x as of July 31, 2026, down from 3.14x as of October 31, 2025, and our net debt to EBITDA ratio improved to 1.57x as of July 31, 2026, down from 1.60x as of October 31, 2025. See our reconciliation of total debt to net debt at the end of this press release.

During the third quarter, we successfully completed the public offering of $550 million aggregate principal amount of 4.950% Senior Notes due August 1, 2031 and $650 million aggregate principal amount of 5.400% Senior Notes due August 1, 2036. We used the net proceeds from the offering to repay outstanding borrowings under our revolving credit facility.

For the remainder of fiscal 2026, we expect increased net sales at both the Flight Support Group and Electronic Technologies Group to continue to be supported by underlying demand for our products and contributions from recent acquisitions. We remain focused on identifying and evaluating acquisition opportunities that align with our strategic objectives. Our capital allocation strategy continues to prioritize investments in organic growth and acquisitions while preserving adequate liquidity and financial flexibility."

Flight Support Group

The Flight Support Group delivered record quarterly net sales and operating income in the third quarter of fiscal 2026, with operating income and net sales increasing 24% and 18%, respectively, as compared to the third quarter of fiscal 2025. These strong results were driven by continued organic net sales growth across all of our product lines, as well as contributions from our fiscal 2026 acquisitions.

The Flight Support Group's net sales increased 18% to a record $947.8 million in the third quarter of fiscal 2026, up from $802.7 million in the third quarter of fiscal 2025. The net sales increase resulted from strong organic growth of 12%, as well as the impact from our fiscal 2026 acquisitions. The organic net sales growth reflects increased demand across all of our product lines.

-more-

The Flight Support Group's net sales increased 18% to a record $2,697.2 million in the first nine months of fiscal 2026, up from $2,282.9 million in the first nine months of fiscal 2025. The net sales increase resulted from robust organic growth of 15%, as well as the impact from our fiscal 2026 and 2025 acquisitions. The organic net sales growth stems from increased demand across all of our product lines.

The Flight Support Group's operating income increased 24% to a record $245.3 million in the third quarter of fiscal 2026, up from $198.3 million in the third quarter of fiscal 2025. The operating income increase was principally derived from the previously mentioned net sales growth, an improved gross profit margin, and selling, general and administrative ("SG&A") expense efficiencies realized from the net sales growth. The improved gross profit margin principally reflects a more favorable product mix within our specialty products and aftermarket replacement parts product lines.

The Flight Support Group's operating income increased 25% to a record $689.1 million in the first nine months of fiscal 2026, up from $549.4 million in the first nine months of fiscal 2025. The operating income increase was driven by the previously mentioned net sales growth, an improved gross profit margin, and SG&A expense efficiencies realized from the net sales growth. The improved gross profit margin mainly reflects a more favorable product mix within our aftermarket replacement parts product line.

The Flight Support Group's operating margin improved to 25.9% in the third quarter of fiscal 2026, up from 24.7% in the third quarter of fiscal 2025. The operating margin increase arose chiefly from the previously mentioned improved gross profit margin.

The Flight Support Group's operating margin improved to 25.5% in the first nine months of fiscal 2026, up from 24.1% in the first nine months of fiscal 2025. The operating margin increase reflects the previously mentioned improved gross profit margin and decreased SG&A expenses as a percentage of net sales, primarily driven by the previously mentioned SG&A expense efficiencies.

Electronic Technologies Group

The Electronic Technologies Group's strong performance continued in the third quarter of fiscal 2026, with record operating income and net sales increasing 55% and 36%, respectively, as compared to the third quarter of fiscal 2025. These exceptional results were driven by robust organic net sales growth across most of our products, as well as contributions from our fiscal 2026 and 2025 acquisitions.

The Electronic Technologies Group's net sales increased 36% to a record $483.5 million in the third quarter of fiscal 2026, up from $355.9 million in the third quarter of fiscal 2025. The net sales increase reflects robust organic growth of 18% and the impact from our fiscal 2026 and 2025 acquisitions. The organic net sales growth is mainly attributable to increased demand for our other electronics, defense, and aerospace products.

-more-

The Electronic Technologies Group's net sales increased 28% to a record $1,313.7 million in the first nine months of fiscal 2026, up from $1,028.3 million in the first nine months of fiscal 2025. The net sales increase came from strong organic growth of 14% and the impact from our fiscal 2026 and 2025 acquisitions. The organic net sales growth is mainly attributable to increased demand for our other electronics, defense, aerospace, and medical products.

The Electronic Technologies Group's operating income increased 55% to a record $125.6 million in the third quarter of fiscal 2026, up from $81.0 million in the third quarter of fiscal 2025. The operating income increase principally reflects the previously mentioned net sales growth, SG&A expense efficiencies realized from the net sales growth, and an improved gross profit margin. The improved gross profit margin was mainly fueled by the previously mentioned higher net sales of our aerospace products.

The Electronic Technologies Group's operating income increased 36% to a record $320.6 million in the first nine months of fiscal 2026, up from $235.3 million in the first nine months of fiscal 2025. The operating income increase was predominantly propelled by the previously mentioned net sales growth, SG&A expense efficiencies realized from the net sales growth, and an improved gross profit margin. The improved gross profit margin principally reflects the previously mentioned higher net sales of our aerospace products, partially offset by a lower proportion of net sales from our space products.

The Electronic Technologies Group's operating margin improved to 26.0% in the third quarter of fiscal 2026, up from 22.8% in the third quarter of fiscal 2025. The Electronic Technologies Group's operating margin improved to 24.4% in the first nine months of fiscal 2026, up from 22.9% in the first nine months of fiscal 2025. The operating margin increase in the third quarter and first nine months of fiscal 2026 resulted from decreased SG&A expenses as a percentage of net sales, primarily driven by the previously mentioned SG&A expense efficiencies, and the previously mentioned improved gross profit margin.

Non-GAAP Financial Measures

To provide additional information about the Company's results, HEICO has discussed in this press release its EBITDA (calculated as net income attributable to HEICO adjusted for depreciation and amortization expense, net income attributable to noncontrolling interests, interest expense and income tax expense), its net debt (calculated as total debt less cash and cash equivalents), and its net debt to EBITDA ratio (calculated as net debt divided by EBITDA), which are not prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

These non-GAAP measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate the performance of its business and believes the

-more-

presentation of these measures enhances an investor's ability to analyze trends in the Company’s business and to evaluate the Company’s performance relative to other companies in its industry. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company's results of operations in conjunction with their corresponding GAAP measures. Pursuant to the requirements of Regulation G of the Securities Exchange Act of 1934, the Company has provided a reconciliation of these non-GAAP measures in the last table included in this press release.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) carries 1/10 vote per share and the Common Stock (HEI) carries one vote per share.)

There are currently approximately 84.5 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 55.2 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO’s two classes of common stock on most websites are HEI.A and HEI. However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Wednesday, August 26, 2026 at 9:00 a.m. Eastern Daylight Time to discuss its third quarter results. Individuals wishing to participate in the conference call should dial: US and Canada (800) 330-6710, International (646) 769-9200, wait for the conference operator and provide the operator with the Conference ID 2905092. A digital replay will be available two hours after the completion of the conference for 14 days. To access the replay, please visit our website at https://www.heico.com under the Investors section for details.

HEICO Corporation is engaged primarily in the design, production, servicing and distribution of products and services to certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group. HEICO’s customers include a majority of the world’s airlines and overhaul shops, as well as numerous defense and space contractors and military agencies worldwide, in addition to medical, telecommunications and electronics equipment manufacturers. For more information about HEICO, please visit our website at https://www.heico.com.

-more-

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements. Factors that could cause such differences include, among others: the severity, magnitude and duration of public health threats; our liquidity and the amount and timing of cash generation; lower commercial air travel, airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase in our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and services at profitable pricing levels, which could reduce our sales or sales growth; product development or manufacturing difficulties, which could increase our product development and manufacturing costs and delay sales; cybersecurity events or other disruptions of our information technology systems could adversely affect our business; and our ability to make acquisitions, including obtaining any applicable domestic and/or foreign governmental approvals, and achieve operating synergies from acquired businesses; customer credit risk; interest, foreign currency exchange and income tax rates; and economic conditions, including the effects of inflation, within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

-more-

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended July 31,
	2026		2025
Net sales	$1,413,050		$1,147,591
Cost of sales	832,063		690,434
Selling, general and administrative expenses	225,790		192,138
Operating income	355,197		265,019
Interest expense	(35,904)		(31,701)
Other income	1,285		1,662
Income before income taxes and noncontrolling interests	320,578		234,980
Income tax expense	66,100		44,300
Net income from consolidated operations	254,478		190,680
Less: Net income attributable to noncontrolling interests	19,039		13,339
Net income attributable to HEICO	$235,439		$177,341

Net income per share attributable to HEICO shareholders:
Basic	$1.69		$1.27
Diluted	$1.67		$1.26

Weighted average number of common shares outstanding:
Basic	139,702		139,135
Diluted	141,269		140,950

	Three Months Ended July 31,
	2026		2025
Operating segment information:
Net sales:
Flight Support Group	$947,803		$802,661
Electronic Technologies Group	483,487		355,863
Intersegment sales	(18,240)		(10,933)
	$1,413,050		$1,147,591
Operating income:
Flight Support Group	$245,299		$198,326
Electronic Technologies Group	125,565		80,998
Other, primarily corporate	(15,667)		(14,305)
	$355,197		$265,019
Depreciation and amortization:
Flight Support Group	$32,457		$28,581
Electronic Technologies Group	26,634		20,297
Other, primarily corporate	(348)		889
	$58,743	(c)	$49,767	(c)

-more-

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Nine Months Ended July 31,
	2026		2025
Net sales	$3,967,345		$3,275,633
Cost of sales	2,361,869		1,975,010
Selling, general and administrative expenses	639,943		560,647
Operating income	965,533		739,976
Interest expense	(99,551)		(97,024)
Other income	3,583		3,217
Income before income taxes and noncontrolling interests	869,565		646,169
Income tax expense	160,000	(a)	103,400	(b)
Net income from consolidated operations	709,565		542,769
Less: Net income attributable to noncontrolling interests	50,137		40,680
Net income attributable to HEICO	$659,428	(a)	$502,089	(b)

Net income per share attributable to HEICO shareholders:
Basic	$4.73	(a)	$3.61	(b)
Diluted	$4.67	(a)	$3.57	(b)

Weighted average number of common shares outstanding:
Basic	139,544		138,993
Diluted	141,122		140,678

	Nine Months Ended July 31,
	2026		2025
Operating segment information:
Net sales:
Flight Support Group	$2,697,230		$2,282,905
Electronic Technologies Group	1,313,694		1,028,345
Intersegment sales	(43,579)		(35,617)
	$3,967,345		$3,275,633
Operating income:
Flight Support Group	$689,096		$549,422
Electronic Technologies Group	320,620		235,334
Other, primarily corporate	(44,183)		(44,780)
	$965,533		$739,976
Depreciation and amortization:
Flight Support Group	$90,223		$82,862
Electronic Technologies Group	74,834		59,334
Other, primarily corporate	1,328		2,673
	$166,385	(c)	$144,869	(c)

-more-

HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a)During the first quarter of fiscal 2026, the Company recognized a $22.3 million discrete tax benefit from stock option exercises, which, net of noncontrolling interests, increased net income attributable to HEICO by $21.8 million, or $.16 per basic share and $.15 per diluted share.
(b)During the first quarter of fiscal 2025, the Company recognized a $27.2 million discrete tax benefit from stock option exercises, which, net of noncontrolling interests, increased net income attributable to HEICO by $26.5 million, or $.19 per basic and diluted share.
(c)Depreciation and amortization information on the Company's two operating segments for the three and nine months ended July 31, 2026 and 2025, is as follows (in thousands):

	Three Months Ended July 31,		Nine Months Ended July 31,
	2026	2025	2026	2025

Depreciation:
Flight Support Group	$7,732	$7,096	$21,770	$20,283
Electronic Technologies Group	7,514	6,556	21,599	18,586
Other, primarily corporate	437	497	1,328	1,496
	$15,683	$14,149	$44,697	$40,365

Amortization:
Flight Support Group	$24,725	$21,485	$68,453	$62,579
Electronic Technologies Group	19,120	13,741	53,235	40,748
Other, primarily corporate *	(785)	392	—	1,177
	$43,060	$35,618	$121,688	$104,504

* Corporate amortization expense for the three months ended July 31, 2026 reflects a year-to-date reclassification of debt issuance cost amortization associated with the Company’s revolving credit facility from SG&A expenses to interest expense.

-more-

HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	July 31, 2026	October 31, 2025
Cash and cash equivalents	$240,959	$217,781
Accounts receivable, net	736,335	637,615
Contract assets	134,443	119,257
Inventories, net	1,447,885	1,295,336
Prepaid expenses and other current assets	165,869	86,377
Total current assets	2,725,491	2,356,366
Property, plant and equipment, net	478,326	431,710
Goodwill	4,356,143	3,661,624
Intangible assets, net	1,776,942	1,471,440
Other assets	599,709	579,294
Total assets	$9,936,611	$8,500,434

Current maturities of long-term debt	$3,513	$3,358
Other current liabilities	999,566	828,646
Total current liabilities	1,003,079	832,004
Long-term debt, net of current maturities	2,537,660	2,164,587
Deferred income taxes	181,511	107,186
Other long-term liabilities	571,536	550,124
Total liabilities	4,293,786	3,653,901
Redeemable noncontrolling interests	617,893	467,358
Shareholders’ equity	5,024,932	4,379,175
Total liabilities and equity	$9,936,611	$8,500,434

-more-

HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended July 31,
	2026	2025
Operating Activities:
Net income from consolidated operations	$709,565	$542,769
Depreciation and amortization	166,385	144,869
Share-based compensation expense	34,439	18,346
Employer contributions to HEICO Savings and Investment Plan	17,892	14,186
Increase in accrued contingent consideration, net	7,973	8,974
Deferred income tax provision (benefit)	2,755	(28,789)
Payment of contingent consideration	—	(2,190)
Increase in accounts receivable	(58,724)	(36,063)
Increase in contract assets	(8,337)	(20,305)
Increase in inventories	(78,368)	(60,157)
Increase in current liabilities, net	24,533	13,147
Other	(2,207)	44,153
Net cash provided by operating activities	815,906	638,940

Investing Activities:
Acquisitions, net of cash acquired	(1,018,164)	(629,928)
Capital expenditures	(54,104)	(46,038)
Investments related to HEICO Leadership Compensation Plan	(19,397)	(21,689)
Proceeds from corporate-owned life insurance policy withdrawals	22,654	—
Other	(3,858)	(39)
Net cash used in investing activities	(1,072,869)	(697,694)

Financing Activities:
Proceeds from issuance of senior unsecured notes	1,191,506	—
(Payments) borrowings on revolving credit facility, net	(815,000)	220,000
Cash dividends paid	(34,889)	(31,968)
Acquisitions of noncontrolling interests	(29,345)	(5,773)
Distributions to noncontrolling interests	(25,820)	(27,248)
Redemptions of common stock related to stock option exercises	(4,924)	(1,979)
Debt issuance costs	(4,582)	—
Payment of contingent consideration	—	(5,954)
Proceeds from stock option exercises	5,294	11,680
Other	(2,234)	(3,509)
Net cash provided by financing activities	280,006	155,249

Effect of exchange rate changes on cash	135	3,290

Net increase in cash and cash equivalents	23,178	99,785
Cash and cash equivalents at beginning of year	217,781	162,103
Cash and cash equivalents at end of period	$240,959	$261,888

-more-

HEICO CORPORATION
Non-GAAP Financial Measures (Unaudited)
(in thousands, except ratios)

	Three Months Ended July 31,
EBITDA Calculation	2026	2025
Net income attributable to HEICO	$235,439	$177,341
Plus: Depreciation and amortization	58,743	49,767
Plus: Net income attributable to noncontrolling interests	19,039	13,339
Plus: Interest expense	35,904	31,701
Plus: Income tax expense	66,100	44,300
EBITDA (a)	$415,225	$316,448

	Nine Months Ended July 31,
EBITDA Calculation	2026	2025
Net income attributable to HEICO	$659,428	$502,089
Plus: Depreciation and amortization	166,385	144,869
Plus: Net income attributable to noncontrolling interests	50,137	40,680
Plus: Interest expense	99,551	97,024
Plus: Income tax expense	160,000	103,400
EBITDA (a)	$1,135,501	$888,062

	Trailing Twelve Months Ended
EBITDA Calculation	July 31, 2026	October 31, 2025
Net income attributable to HEICO	$847,724	$690,385
Plus: Depreciation and amortization	217,592	196,076
Plus: Net income attributable to noncontrolling interests	64,626	55,169
Plus: Interest expense	132,404	129,877
Plus: Income tax expense	204,600	148,000
EBITDA (a)	$1,466,946	$1,219,507

Net Debt Calculation	July 31, 2026	October 31, 2025
Total debt	$2,541,173	$2,167,945
Less: Cash and cash equivalents	(240,959)	(217,781)
Net debt (a)	$2,300,214	$1,950,164

Total debt	$2,541,173	$2,167,945
Net income attributable to HEICO (trailing twelve months)	$847,724	$690,385
Total debt to net income attributable to HEICO ratio	3.00	3.14

Net debt	$2,300,214	$1,950,164
EBITDA (trailing twelve months)	$1,466,946	$1,219,507
Net debt to EBITDA ratio (a)	1.57	1.60

(a) See the "Non-GAAP Financial Measures" section of this press release.